Exhibit 99.1

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830

FOR IMMEDIATE RELEASE	Date: July 30, 2007
From: Thomas W. Crawford
Chief Executive Officer

Crawford Reports 25% Revenue Increase in 2007 Second Quarter
Positive Operating Earnings in Each Segment
Crawford & Company (NYSE: CRDA and CRDB), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the second quarter ended June 30, 2007.
Second quarter 2007 consolidated revenues before reimbursements totaled $240.5 million compared to $192.6 million in the 2006 second quarter. Second quarter 2007 net income was $6.1 million compared to net income of $4.2 million for the 2006 second quarter. Second quarter 2007 earnings per share was $0.12 compared to earnings per share of $0.09 in the prior-year quarter. Net income in the 2007 second quarter included the recognition of a gain of $3.1 million, net of related income taxes, or $0.06 per share, related to the second quarter 2006 sale of the Company’s former corporate headquarters. This gain had previously been deferred pending the expiration of a 12-month leaseback agreement on the sold facility.
Mr. Thomas W. Crawford, chief executive officer of Crawford & Company, stated, “We are pleased to report positive operating earnings in each of our segments in this year’s second quarter and that we remain ahead of our plans for the integration of the Broadspire acquisition. Our second quarter 2007 operating results were led by our international and Broadspire segments and their results helped to offset the decreases we experienced in our U.S. property & casualty and legal settlement administration operating segments.”
Revenues before reimbursements for the Company’s operating segments for the second quarters ended June 30, 2007 and 2006 were as follows (in 000s):

	Quarter ended
	June 30,	June 30,
Segment	2007	2006	% Change
U.S. Property & Casualty	$43,924	$51,685	(15.0)%
International Operations	88,655	73,861	20.0%
Broadspire	82,985	36,149	129.6%
Legal Settlement Administration	24,973	30,908	(19.2)%

Total Revenues before Reimbursements	$240,537	$192,603	24.9%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
U.S. property & casualty revenues before reimbursements were $43.9 million in the second quarter of 2007 compared to $51.7 million in the 2006 second quarter. Revenues generated by the Company’s catastrophe adjuster group were $1.3 million in the 2007 second quarter, declining from $5.6 million in the 2006 period when the Company was responding to severe storms in the midwestern and northeastern United States. Second quarter 2006 revenues included $2.1 million produced by the Company’s investigation services business, which was sold in the 2006 third quarter. The prior-year quarter also included $600,000 of revenues generated by the Company’s former subrogation services unit which was sold on February 28, 2007. Operating earnings in the U.S. property and casualty segment declined to $510,000, or 1.2% of revenues, compared to earnings of $3.0 million, or 5.8% of revenues in the 2006 second quarter. This decline was primarily due to the decrease in catastrophe-related revenues in the 2007 second quarter.
“The U.S. property & casualty segment experienced a downturn in revenues compared to last year’s second quarter, primarily as a result of the absence of significant catastrophic activity. According to the ISO’s Property Claim Service unit, the 2007 second quarter had the second lowest number of second quarter U.S. catastrophic events in the past 10 years. We continue to adjust our staffing levels in light of this and, as a result of our new case management system which we introduced in the 2007 first quarter, we are capturing operating efficiencies in our field branches which should lead to better operating performance in this segment during the remainder of the year,” Mr. Crawford said.
“Despite the reduction in catastrophe-related claims, we were encouraged by a slight increase in non-catastrophe related property and casualty claim referrals during the current quarter,” he said. “This increase was primarily due to an increase in both property claims in the quarter and vehicle services claims referred under a major 2006 contract.”
Second quarter 2007 revenues before reimbursements for international operations grew to a new quarterly record of $88.7 million from $73.9 million for the same period in 2006. Compared to the 2006 second quarter, during the current quarter the U.S. dollar weakened against most major foreign currencies, resulting in a net exchange rate benefit in the current quarter. Excluding the benefit of exchange rate fluctuations, international revenues would have been $82.6 million in the 2007 second quarter, reflecting growth in revenues on a constant dollar basis of 11.8%. This growth reflected increased case referrals in each international operating region resulting from new business wins during 2006 and 2007 and the impact of severe weather in the 2007 second quarter. The acquisition of Specialty Liability Services, Ltd. in the United Kingdom during the 2006 fourth quarter contributed revenues of $2.0 million in the 2007 second quarter. International operating expenses increased by $13.0 million in U.S. dollars, an 18.4% increase, and by 11.0% on a constant dollar basis. Operating earnings improved to $4.6 million in the current quarter, increasing 62% over last year’s second quarter operating earnings of $2.8 million. This improvement reflected an increase in operating margin from 3.8% in the 2006 second quarter to 5.2% in the 2007 quarter, primarily due to improved operating efficiency in the U.K. and Canada in the 2007 quarter.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
Revenues before reimbursements from the Broadspire segment were $83.0 million in the 2007 second quarter compared to the $36.1 million generated by the Company’s former Crawford Integrated Services business in the 2006 quarter. Revenues associated with Broadspire Management Services, Inc., acquired in the 2006 fourth quarter, totaled $50.0 million in the 2007 second quarter. In the 2007 second quarter, the Broadspire segment’s operating earnings improved from a loss of ($5.2) million, or (14.5)% of revenues in the 2006 quarter, to operating earnings of $3.0 million, or 3.6% of revenues.
“The performance of the Broadspire segment exceeded our expectations for the 2007 second quarter and that segment delivered a significantly improved operating result as compared to the prior-year period. We have taken important steps to realize operating efficiencies in the combined Broadspire operation, and have more than accomplished our goals by eliminating more than $32.3 million in operating expenses on an annualized basis,” Mr. Crawford said.
Legal settlement administration revenues before reimbursements were $25.0 million for the 2007 second quarter, compared to $30.9 million in the 2006 quarter. The operating results in legal settlement administration reflected a period of relatively slower class action activity versus the prior year when this segment was completing several major securities class action projects. Operating earnings totaled $3.4 million in the 2007 second quarter, or an operating margin of 13.4% of revenues, compared to $6.3 million, or 20.5% of revenues, in the prior-year period. The Company’s legal settlement administration revenues are project-based and can fluctuate significantly. The Company has a backlog of awarded projects, which totaled approximately $41.1 million at June 30, 2007.
Consolidated revenues before reimbursements for the year-to-date period ended June 30, 2007 were $484.1 million compared with $394.2 million in the 2006 period. Net income for the first six months of 2007 totaled $9.4 million, or $0.19 per share, compared with $10.1 million, or $0.20 per share, for the prior-year period. Net income in the 2007 first quarter included a gain on disposal of assets of $2.5 million, net of related income taxes, or $0.05 per share, as a result of the sale of the Company’s subrogation services unit. Net income in the 2007 second quarter included the recognition of the gain of $3.1 million, net of related income taxes, or $0.06 per share, related to the second quarter 2006 sale of the Company’s former corporate headquarters.
U.S. property and casualty revenues before reimbursements were $90.8 million for the year-to-date period ended June 30, 2007 compared with $113.5 million for the same period in 2006. Revenues generated by the Company’s catastrophe adjuster group were $3.1 million in the first six months of 2007, declining from $16.9 million in the first six months of 2006. Year-to-date 2006 revenues included $4.6 million produced by the Company’s investigation services business, which was sold in the 2006 third quarter. The prior-year period also included revenues of $837,000 generated by the Company’s subrogation services unit which was sold on February 28, 2007. Operating earnings in the U.S. property and casualty

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
segment declined to $2.8 million, or 3.1% of revenues, compared to $9.2 million, or 8.1% of revenues in the 2006 year-to-date period.
International revenues before reimbursements were $172.6 million for the first six months of 2007 compared with $144.4 million during the first six months of 2006. Excluding the benefit of exchange rate fluctuations, international revenues would have been $162.0 million in the current year, reflecting growth in revenues on a constant dollar basis of 12.2%. The acquisition of Specialty Liability Services, Ltd. in the U.K. during the 2006 fourth quarter contributed revenues of $4.0 million in the 2007 year-to-date period. International operating expenses increased by $23.8 million in U.S. dollars, a 17.0% increase, and by 10.6% on a constant dollar basis. Operating earnings in the international segment improved to $8.5 million in the current year-to-date period, more than doubling last year’s operating earnings of $4.1 million in the same period. This improvement reflected an increase in the segment operating margin from 2.8% in the first six months of 2006 to 4.9% in the year-to-date period in 2007.
Revenues from Broadspire were $167.6 million for the first six months of 2007 compared with $72.1 million in the 2006 period. Revenues associated with the Broadspire acquisition totaled $99.6 million during the 2007 period. Operating earnings in the Broadspire segment increased to $2.5 million, or 1.5% of revenues, compared to an operating loss of ($10.9) million, or (15.1%) of revenues in the 2006 year-to-date period.
Legal settlement administration revenues were $53.2 million for the 2007 year-to-date period compared with $64.2 million in 2006. For the 2007 period, legal settlement administration had operating earnings totaling $6.4 million, decreasing from $13.3 million in the 2006 period. The related operating margin declined from 20.7% in 2006 to 12.0% in 2007.
Crawford’s operating cash flows for the 2007 year-to-date period reflected a net cash use of $6.4 million compared to net cash provided by operations in the prior-year period of $19.2 million. This change was primarily due to growth in unbilled revenues during the 2007 period and the payment of retirement plan contributions, payment of accrued liabilities assumed in the Broadspire Management Services, Inc. acquisition, and other recurring annual payments during the 2007 first quarter. The Company’s cash needs typically peak during the first quarter and decline during the balance of the year. Overall, the Company’s consolidated cash, cash equivalents and short-term investment position as of June 30, 2007 totaled $45.7 million, down $19.3 million from the $65.0 million at June 30, 2006 and down $21.0 million from the $66.7 million at December 31, 2006. During the 2007 second quarter, the Company made a discretionary $5.0 million payment on its outstanding long-term debt.
Mr. Crawford concluded, “Our outlook for 2007 remains positive and reflects the high expectations we have for continued strength in the operating results from our international operations and improvement in

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
legal settlement administration and U.S. property & casualty operating results. We will continue to manage all of our operations to ensure we obtain acceptable operating margins.”
Crawford & Company reaffirmed the following guidance for fiscal 2007:
•	Consolidated revenues before reimbursements between $962 million and $1.01 billion.

•	Consolidated operating earnings between $49.3 million and $54.5 million.

•	After reflecting stock-based compensation expense, net corporate interest expense, intangible asset amortization expense, certain other credits, and income taxes, consolidated net income between $20.5 million and $23.7 million, or $0.42 to $0.48 per share.
Crawford & Company’s management will host a conference call with analysts on Monday, July 30, 2007 at 3:00 p.m. EDT to discuss quarterly earnings and other developments. The call will be recorded and available for replay through August 6, 2007. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 10271205. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast.
Further information regarding the Company’s financial position, operating results, and cash flows for the quarter and year-to-date period ended June 30, 2007 is shown on the attached unaudited statements. Operating earnings or loss (a non-GAAP financial measure) is the key financial performance measure used by the Company’s senior management to evaluate the performance of its segments and make resource allocation decisions. The Company believes this measure is useful to investors in that it allows them to evaluate operating performance using the same criteria that management uses. Operating earnings or loss exclude net corporate interest expense, stock option expense, income tax expense, amortization of customer relationship intangible assets, and certain other credits. Net corporate interest expense, stock option expense and income taxes are recurring components of the Company’s net income, but they are not considered part of operating earnings since they are managed on a corporate-wide basis. Net corporate interest expense results from capital structure decisions made by the Company, stock option expense relates to historically granted stock options which are not allocated to its operating segments, and income taxes are based on statutory rates in effect in each of the locations where the Company provides services and vary throughout the world. Amortization expense relates to non-cash amortization of customer relationship intangible assets resulting from business combinations. These costs are not allocated to the segments for assessing performance. None of the aforementioned costs relate directly to the performance of the Company’s services and are therefore excluded in order to accurately assess the results of segment operating activities on a consistent basis. Certain other credits represent events (gain on disposal of assets) that are not considered part of segment operating earnings since they historically have not regularly impacted the Company’s operating performance and are not expected to regularly impact future performance. Following is a reconciliation of segment operating earnings to consolidated net income on a

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented:

	Quarter ended				Year-to-date period ended
	June 30,	%	June 30,	%	June 30,	%	June 30,	%
	2007	Margin	2006	Margin	2007	Margin	2006	Margin
Operating Earnings (Loss):
U.S. property & casualty	$510	1.2%	$3,005	5.8%	$2,849	3.1%	$9,216	8.1%
International operations	4,566	5.2	2,818	3.8	8,530	4.9	4,111	2.8
Broadspire	2,959	3.6	(5,226)	(14.5)	2,500	1.5	(10,919)	(15.1)
Legal settlement administration	3,353	13.4	6,323	20.5	6,408	12.0	13,260	20.7
Unallocated corporate and shared (costs) credits	(652)	(0.3)	598	0.3	(2,030)	(0.4)	2,167	0.5
Add/(Deduct):
Other credits	4,844	2.0	—	—	8,824	1.8	—	—
Stock option expense	(346)	(0.1)	(351)	(0.2)	(641)	(0.1)	(617)	(0.2)
Amortization expense	(1,507)	(0.6)	—	—	(2,943)	(0.6)	—	—
Net corporate interest expense	(4,232)	(1.8)	(594)	(0.3)	(8,600)	(1.8)	(1,592)	(0.4)
Income taxes	(3,443)	(1.4)	(2,360)	(1.2)	(5,538)	(1.1)	(5,565)	(1.4)

Net income	$6,052	2.5	$4,213	2.2	$9,359	1.9	$10,061	2.6

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The results achieved in the quarter and year-to-date periods ended June 30, 2007 are not necessarily indicative of future prospects for the Company. Actual results in future quarters may differ materially. For a discussion regarding factors which could affect the Company’s financial performance, see the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, in particular the information under the headings “Business,” “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830

The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. The Company’s actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company.
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Percentages and Per Share Amounts)

Six Months Ended June 30	2007	2006	% Change
Revenues:

Revenues Before Reimbursements	$484,145	$394,209	23%
Reimbursements	34,678	37,230	-7%

Total Revenues	518,823	431,439	20%

Costs and Expenses:

Cost of Services Before Reimbursements	361,656	304,959	19%
Reimbursements	34,678	37,230	-7%

Total Cost of Services	396,334	342,189	16%

Selling, General, and Administrative	107,816	72,032	50%
Corporate Interest Expense, Net	8,600	1,592	440%

Total Costs and Expenses	512,750	415,813	23%

Gain on Disposal of Subrogation Business	3,980	—	nm
Gain on Sale of Corporate Headquarters	4,844	—	nm

Income Before Income Taxes	14,897	15,626	-5%
Income Taxes	5,538	5,565	0%

Net Income	$9,359	$10,061	-7%

Earnings Per Share — Basic and Diluted	$0.19	$0.20	-5%

Average Numbers of Shares Used to Compute:
Basic Earnings Per Share	50,397	49,137

Diluted Earnings Per Share	50,526	49,318

Cash Dividends Per Share:
Class A Common Stock	$0.00	$0.12
Class B Common Stock	$0.00	$0.12

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Percentages and Per Share Amounts)

Quarter Ended June 30	2007	2006	% Change
Revenues:

Revenues Before Reimbursements	$240,537	$192,603	25%
Reimbursements	15,694	17,164	-9%

Total Revenues	256,231	209,767	22%

Costs and Expenses:

Cost of Services Before Reimbursements	178,949	148,483	21%
Reimbursements	15,694	17,164	-9%

Total Cost of Services	194,643	165,647	18%

Selling, General, and Administrative	52,705	36,953	43%
Corporate Interest Expense, Net	4,232	594	612%

Total Costs and Expenses	251,580	203,194	24%

Gain on Sale of Corporate Headquarters	4,844	—	nm

Income Before Income Taxes	9,495	6,573	44%
Income Taxes	3,443	2,360	46%

Net Income	$6,052	$4,213	44%

Earnings Per Share — Basic and Diluted	$0.12	$0.09	33%

Average Numbers of Shares Used to Compute:
Basic Earnings Per Share	50,404	49,286

Diluted Earnings Per Share	50,580	49,396

Cash Dividends Per Share:
Class A Common Stock	$0.00	$0.06
Class B Common Stock	$0.00	$0.06

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Six Months Ended June 30
Unaudited
(In Thousands, Except Percentages)

	U.S. Property & Casualty		%	International		%	Broadspire		%	Legal Settlement		%
										Administration
	2007	2006	Change	2007	2006	Change	2007	2006	Change	2007	2006	Change

Revenues Before Reimbursements	$90,772	$113,546	-20.1%	$172,595	$144,361	19.6%	$167,566	$72,113	132.4%	$53,212	$64,189	-17.1%

Compensation & Benefits	60,685	71,846	-15.5%	121,743	102,397	18.9%	103,360	49,246	109.9%	26,679	24,845	7.4%
% of Revenues	66.9%	63.3%		70.6%	71.0%		61.7%	68.2%		50.2%	38.7%

Expenses Other than Reimbursements, Compensation & Benefits	27,238	32,484	-16.1%	42,322	37,853	11.8%	61,706	33,786	82.6%	20,125	26,084	-22.8%
% of Revenues	30.0%	28.6%		24.5%	26.2%		36.8%	46.9%		37.8%	40.6%

Total Operating Expenses	87,923	104,330	-15.7%	164,065	140,250	17.0%	165,066	83,032	98.8%	46,804	50,929	-8.1%

Operating Earnings (Loss) (1)	$2,849	$9,216	-69.1%	$8,530	$4,111	107.5%	$2,500	($10,919)	122.9%	$6,408	$13,260	-51.7%
% of Revenues	3.1%	8.1%		4.9%	2.8%		1.5%	-15.1%		12.0%	20.7%

Quarter Ended June 30
Unaudited
(In Thousands, Except Percentages)

	U.S. Property & Casualty		%	International		%	Broadspire		%	Legal Settlement		%
	2007	2006	Change	2007	2006	Change	2007	2006	Change	2007	2006	Change

Revenues Before Reimbursements	$43,924	$51,685	-15.0%	$88,655	$73,861	20.0%	$82,985	$36,149	129.6%	$24,973	$30,908	-19.2%

Compensation & Benefits	29,537	33,797	-12.6%	62,857	51,732	21.5%	49,086	24,423	101.0%	13,141	12,335	6.5%
% of Revenues	67.2%	65.4%		70.9%	70.1%		59.1%	67.6%		52.6%	39.9%

Expenses Other than Reimbursements, Compensation & Benefits	13,877	14,883	-6.8%	21,232	19,311	9.9%	30,940	16,952	82.5%	8,479	12,250	-30.8%
% of Revenues	31.6%	28.8%		23.9%	26.1%		37.3%	46.9%		34.0%	39.6%

Total Operating Expenses	43,414	48,680	-10.8%	84,089	71,043	18.4%	80,026	41,375	93.4%	21,620	24,585	-12.1%

Operating Earnings (Loss) (1)	$510	$3,005	-83.0%	$4,566	$2,818	62.0%	$2,959	($5,226)	156.6%	$3,353	$6,323	-47.0%
% of Revenues	1.2%	5.8%		5.2%	3.8%		3.6%	-14.5%		13.4%	20.5%

(1)	A non-GAAP financial measurement which represents earnings before gain on disposal of assets, net corporate interest expense, acquisition related intangible assets amortization expense, stock option expense, income tax expense, and certain unallocated corporate and shared costs.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2007 and December 31, 2006
(In Thousands)

	Unaudited	*
	June 30	December 31
	2007	2006
Assets

Current Assets:
Cash and Cash Equivalents	$45,723	$61,674
Short-term Investment	—	5,000
Accounts Receivable, Net	180,416	178,447
Unbilled Revenues, Net	132,232	117,098
Prepaid Expenses and Other Current Assets	16,900	19,924

Total Current Assets	375,271	382,143

Property and Equipment, at Cost	152,624	140,729
Less Accumulated Depreciation	(106,270)	(99,845)

Net Property and Equipment	46,354	40,884

Other Assets:
Goodwill	265,674	256,700
Intangible Assets, Net	121,760	127,869
Capitalized Software Costs, Net	37,562	36,903
Deferred Income Tax Asset, Net	8,260	13,498
Other	31,146	34,991

Total Other Assets	464,402	469,961

Total Assets	$886,027	$892,988

Liabilities and Shareholders’ Investment

Current Liabilities:
Short-Term Borrowings	$29,201	$27,795
Accounts Payable	36,237	42,262
Accrued Liabilities	115,112	119,162
Self-Insured Risks	19,165	21,722
Accrued Income Taxes	1,924	363
Deferred Revenues	66,011	68,359
Notes Payable and Capital Leases	7,524	2,621

Total Current Liabilities	275,174	282,284

Noncurrent Liabilities:
Notes Payable and Capital Leases	187,945	199,044
Deferred Revenues	66,785	77,110
Self-Insured Risks	15,513	12,338
Postretirement Medical Benefit Obligation	2,517	2,440
Accrued Pension Liabilities	87,910	90,058
Other	12,183	14,019

Total Noncurrent Liabilities	372,853	395,009

Minority Interest in Equity of Consolidated Affiliates	4,982	4,544

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	25,790	25,741
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-in Capital	17,086	15,468
Retained Earnings	217,037	207,891
Accumulated Other Comprehensive Loss	(51,592)	(62,646)

Total Shareholders’ Investment	233,018	211,151

Total Liabilities and Shareholders’ Investment	$886,027	$892,988

*	Derived from the audited Consolidated Balance Sheet

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, P.O. BOX 5047, ATLANTA, GEORGIA 30302 (404) 256-0830
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2007 and June 30, 2006
Unaudited
(In Thousands)

	2007	2006
Cash Flows From Operating Activities:
Net Income	$9,359	$10,061
Reconciliation of Net Income to Net Cash (Used In) Provided by Operating Activities:
Depreciation and Amortization Expense	14,540	9,484
Stock-Based Compensation Costs	1,569	1,248
Loss on Sales of Property and Equipment, net	501	32
Gain on Sale of Subrogation Unit	(3,980)	—
Gain on 2006 Sale of Former Corporate Headquarters	(4,844)	—
Changes in Operating Assets and Liabilities, net of effects of acquisitions and disposition:
Accounts Receivable, net	5,133	(11,335)
Unbilled Revenues, net	(10,704)	10,999
Accrued Income Taxes	8,102	6,433
Accounts Payable and Accrued Liabilities	(12,228)	(12,808)
Deferred Revenues	(12,901)	6,124
Accrued Retirement Costs	(596)	240
Prepaid Expenses and Other Assets	(311)	(1,325)

Net Cash (Used In) Provided by Operating Activities	(6,360)	19,153

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment, net	(6,535)	(5,552)
Capitalization of Computer Software Costs	(5,043)	(4,606)
Proceeds from Sale of Investment Security	5,000	—
Proceeds from Sale of Subrogation Unit	5,000	—
Deposit Received on Sale of Real Estate	—	8,000
Other Investing Activities	(1,284)	(388)

Net Cash Used in Investing Activities	(2,862)	(2,546)

Cash Flows From Financing Activities:
Dividends Paid	—	(5,900)
Short-Term Borrowings, net	(1,073)	1,416
Payments on Long-Term Debt and Capital Lease Obligations	(6,328)	(721)
Other Financing Activities	19	1,281

Net Cash Used in Financing Activities	(7,382)	(3,924)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	653	449

(Decrease) Increase in Cash and Cash Equivalents	(15,951)	13,132
Cash and Cash Equivalents at Beginning of Period	61,674	46,848

Cash and Cash Equivalents at End of Period	$45,723	$59,980